EXHIBIT 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS SECOND QUARTER AND FIRST HALF 2020 RESULTS AND ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.065

Selected Highlights

•	Second quarter net loss of $8.4 million
•	Quarterly Operating EBITDA* of $40.5 million
•	Cash on hand and available credit facilities provide liquidity of about $566.8 million at June 30, 2020

NEW YORK, NY, July 30, 2020 ‑ Mercer International Inc. (Nasdaq: MERC) today reported second quarter 2020 Operating EBITDA decreased to $40.5 million from $70.0 million in the second quarter of 2019 and from $57.0 million in the first quarter of 2020.

In the second quarter of 2020, net loss was $8.4 million (or $0.13 per share) compared to net income of $10.3 million (or $0.16 per share) in the second quarter of 2019 and a net loss of $3.4 million (or $0.05 per share) in the first quarter of 2020.

In the first half of 2020, Operating EBITDA decreased by 50% to $97.5 million from $193.8 million in the same period of 2019. In the first half of 2020, net loss was $11.8 million compared to net income of $61.9 million in the same period of 2019.

Mr. David Gandossi, the Chief Executive Officer, stated: “While the world continues to be impacted by the COVID-19 pandemic, I am proud to say that our people have remained resilient and we implemented measures and procedures to meet the challenges of operating our business safely and efficiently. We are constantly monitoring our operations and guidance from governmental and health organizations to ensure that we continue to take appropriate and necessary actions to protect our people.

____________________

*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net income (loss) to Operating EBITDA.

All of our mills ran well this quarter. Pulp production was down slightly in the quarter primarily due to a previously announced short-term planned curtailment.

Our Q2 results reflect strong cost control and steady production.  On average, pulp pricing was modestly up compared to Q1. However, late in the current quarter, overall pulp demand was modestly weaker as continued strong tissue demand was more than offset by weaker demand from printing and writing customers. Our wood products segment had another strong quarter. Our Friesau mill ran well with strong demand in our U.S. market creating upward pricing pressure late in the quarter. In the current quarter approximately 38% of our lumber sales volumes were to the U.S. which was our single largest market.

As we move into Q3 we will remain focused on controlling our costs, managing our working capital and conservatively managing our strong liquidity position.”

Consolidated Financial Results

	Q2	Q1	Q2	YTD	YTD
	2020	2020	2019	2020	2019
	(in thousands, except per share amounts)
Revenues	$341,195	$350,599	$425,753	$691,794	$909,703
Operating income	$10,315	$24,062	$37,810	$34,377	$131,362
Operating EBITDA	$40,516	$57,008	$69,958	$97,524	$193,757
Net income (loss)	$(8,411)	$(3,392)	$10,259	$(11,803)	$61,875
Net income (loss) per common share
Basic and diluted	$(0.13)	$(0.05)	$0.16	$(0.18)	$0.94

Consolidated – Three Months Ended June 30, 2020 Compared to Three Months Ended June 30, 2019

Total revenues for the three months ended June 30, 2020 decreased by approximately 20% to $341.2 million from $425.8 million in the same quarter of 2019 primarily due to lower pulp sales realizations and pulp sales volumes.

Costs and expenses in the current quarter decreased by approximately 15% to $330.9 million from $387.9 million in the second quarter of 2019 primarily due to lower per unit fiber costs and lower pulp sales volumes and the positive impact of a stronger dollar on our Canadian dollar and euro denominated costs and expenses.

In the second quarter of 2020, Operating EBITDA decreased by approximately 42% to $40.5 million from $70.0 million in the same quarter of 2019 primarily due to lower pulp sales realizations partially offset by lower per unit fiber costs and the positive impact of a stronger dollar.

Segment Results

Pulp: Lower fiber costs more than offset by lower sales realizations

	Three Months Ended June 30,
	2020	2019
	(in thousands)
Pulp revenues	$276,919	$359,205
Energy and chemical revenues	$21,127	$25,594
Operating income	$8,110	$42,251

In the second quarter of 2020, pulp segment operating income decreased to $8.1 million from $42.3 million in the same quarter of 2019. The decrease was primarily due to lower pulp sales realizations partially offset by the positive impact of lower per unit fiber costs and a stronger dollar. In the current quarter of 2020, NBSK pulp sales realizations decreased by approximately 18% to $573 per ADMT from $699 per ADMT in the same quarter of the prior year due to high producer inventory levels. NBSK sales volumes decreased by approximately 4% to 422,586 ADMTs in the current quarter from 438,520 ADMTs in the same quarter of 2019 due to lower production.

Our Canadian pulp mills recorded a non-cash write down of our inventory carrying values of $12.3 million in the current quarter as a result of lower pulp sales realizations and high fiber costs.

Per unit fiber costs decreased in the current quarter by approximately 16% from the same quarter of 2019 due to lower per unit fiber costs for all of our mills. In Germany, per unit fiber costs benefitted from the continuing availability of beetle damaged wood. Per unit fiber costs in Canada declined but remained at historically high levels due to strong fiber demand in the mills' fiber procurement areas.

Wood Products: Continued strong production and lower fiber costs

	Three Months Ended June 30,
	2020	2019
	(in thousands)
Lumber revenues	$37,611	$35,322
Energy revenues	$2,629	$2,788
Wood residual revenues	$1,487	$1,342
Operating income (loss)	$4,327	$(89)

In the second quarter of 2020 the wood products segment operating income increased to $4.3 million compared to an operating loss of $0.1 million in the same quarter of 2019. The increase was primarily due to strong production and lower per unit fiber costs. Production increased by approximately 13% to 113.5 MMfbm of lumber in the current quarter from 100.8 MMfbm in the same quarter of 2019 primarily due to capital improvements at the mill. In the current quarter per unit fiber costs decreased by approximately 26% from the same quarter of 2019 primarily as a result of the continuing availability of beetle damaged wood.

Average lumber sales realizations were generally flat at approximately $345 per Mfbm in the second quarter of 2020 compared to approximately $348 per Mfbm in the same quarter of 2019 as higher pricing in the U.S. market was offset by lower pricing in Europe. U.S. lumber pricing increased due to stronger demand in the current quarter. European lumber pricing declined due to an increase in the supply of lumber processed from beetle damaged wood which generally obtains lower prices.

Consolidated – Six Months Ended June 30, 2020 Compared to Six Months Ended June 30, 2019

Total revenues for the first half of 2020 decreased by approximately 24% to $691.8 million from $909.7 million in the first half of 2019 primarily due to lower pulp sales realizations and pulp sales volumes.

Costs and expenses in the first half of 2020 decreased by approximately 16% to $657.4 million from $778.3 million in the first half of 2019 primarily due to lower per unit fiber costs, lower pulp sales volumes and the positive impact of a stronger dollar on our Canadian dollar and euro denominated costs and expenses.

For the first half of 2020, our net loss was $11.8 million, or $0.18 per share compared to net income of $61.9 million, or $0.94 per share, in the same period of 2019.

In the first half of 2020, Operating EBITDA decreased by approximately 50% to $97.5 million from $193.8 million in the same period of 2019 primarily due to lower pulp sales realizations and pulp sales volumes partially offset by lower per unit fiber costs and the positive impact of a stronger dollar versus the Canadian dollar and euro.

Liquidity

The following table is a summary of selected financial information as of the dates indicated:

	June 30,	December 31,
	2020	2019
	(in thousands)
Cash and cash equivalents	$303,334	$351,085
Working capital	$586,682	$588,385
Total assets	$1,973,609	$2,065,720
Long-term liabilities	$1,282,395	$1,259,005
Total equity	$494,260	$550,403

As of June 30, 2020, we had cash and cash equivalents of approximately $303.3 million, approximately $263.5 million available under our revolving credit facilities, providing aggregate liquidity of about $566.8 million.

In June 2020, we amended our revolving credit facility for our Celgar mill to increase the principal amount available to C$60 million from C$40 million with all other terms remaining substantially unchanged.

Current Market Environment

Commencing around the end of the second quarter, many countries have taken measures to ease restrictions on economic and social activities to, among other things, reopen their economies by allowing businesses to restart and encourage economic activity. The results of such economic measures and reopening have varied from country to country.

While such measures are encouraging, currently we are unable to predict the outcome or pace of such economic reopening, the strength or timing of any recovery or whether they will result in such a material resurgence of the virus that causes governments to re-impose restrictive measures.

As a result of the continuing global economic impact and uncertainty resulting from the COVID-19 pandemic and the seasonal third quarter pulp market slowdown, we are expecting an overall weakening in pulp demand in the upcoming quarter with some modest price improvements towards the end of the quarter.

On the pulp supply side, to date various pulp mills globally have delayed their annual maintenance schedules as a result of the current pandemic. As a result, we currently expect mills to curtail production to implement such delayed maintenance in the later part of this year or the early part of next year. As previously announced, in July our Celgar mill is taking a 30-day market related curtailment.

We currently expect strong lumber demand and higher lumber sales realizations in the U.S. market and steady demand and sales realizations in the European lumber market in the upcoming quarter.

Quarterly Dividend

A quarterly dividend of $0.065 per share will be paid on October 6, 2020 to all shareholders of record on September 29, 2020. Future dividends will be subject to Board approval and may be adjusted as business and industry conditions warrant.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for July 31, 2020 at 10:00 AM (Eastern Daylight Time). Listeners can access the conference call live and archived for 30 days over the Internet at https://edge.media-server.com/mmc/p/cmgyreto or through a link on the company's home page at https://www.mercerint.com. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software.

Mercer International Inc. is a global forest products company with operations in Germany and Canada with consolidated annual production capacity of 2.2 million tonnes of pulp and 550 million board feet of lumber. To obtain further information on the company, please visit its web site at https://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as "expects", "anticipates", "projects", "intends", "designed", "will", "believes", "estimates", "may", "could" and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

David M. Gandossi, FCPA, FCA

Chief Executive Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

Summary Financial Highlights

	Q2	Q1	Q2	YTD	YTD
	2020	2020	2019	2020	2019
	(in thousands, except per share amounts)
Pulp segment revenues	$298,046	$303,605	$384,799	$601,651	$821,273
Wood products segment revenues	41,727	45,778	39,452	87,505	83,891
Corporate and other revenues	1,422	1,216	1,502	2,638	4,539
Total revenues	$341,195	$350,599	$425,753	$691,794	$909,703

Pulp segment operating income	$8,110	$21,439	$42,251	$29,549	$135,771
Wood products segment operating income (loss)	4,327	5,555	(89)	9,882	1,531
Corporate and other operating loss	(2,122)	(2,932)	(4,352)	(5,054)	(5,940)
Total operating income	$10,315	$24,062	$37,810	$34,377	$131,362

Pulp segment depreciation and amortization	$27,219	$30,371	$29,849	$57,590	$57,872
Wood products segment depreciation and amortization	2,804	2,377	2,010	5,181	3,921
Corporate and other depreciation and amortization	178	198	289	376	602
Total depreciation and amortization	$30,201	$32,946	$32,148	$63,147	$62,395

Operating EBITDA	$40,516	$57,008	$69,958	$97,524	$193,757
Provision for income taxes	$(882)	$(5,344)	$(10,433)	$(6,226)	$(34,857)
Net income (loss)	$(8,411)	$(3,392)	$10,259	$(11,803)	$61,875
Net income (loss) per common share
Basic and diluted	$(0.13)	$(0.05)	$0.16	$(0.18)	$0.94
Common shares outstanding at period end	65,868	65,800	65,629	65,868	65,629

(1)

____________________

*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net income (loss) to Operating EBITDA.

Summary Operating Highlights

	Q2	Q1	Q2	YTD	YTD
	2020	2020	2019	2020	2019
Pulp Segment
Pulp production ('000 ADMTs)
NBSK	423.8	455.2	452.8	879.0	913.4
NBHK	88.8	78.9	89.4	167.8	168.0
Annual maintenance downtime ('000 ADMTs)	11.3	2.3	7.5	13.6	7.5
Annual maintenance downtime (days)	15	2	15	17	15
Pulp sales ('000 ADMTs)
NBSK	422.6	438.3	438.5	860.9	905.4
NBHK	69.3	66.0	81.5	135.4	169.4
Average NBSK pulp prices ($/ADMT)(1)
Europe	850	833	997	842	1,051
China	572	573	630	573	665
North America	1,158	1,127	1,292	1,143	1,336
Average NBHK pulp prices ($/ADMT)(1)
China	465	460	607	463	651
North America	897	890	1,100	893	1,140
Average pulp sales realizations ($/ADMT)(2)
NBSK	573	561	699	567	729
NBHK	475	468	618	472	638
Energy production ('000 MWh)(3)	562.9	578.4	575.4	1,141.3	1,135.8
Energy sales ('000 MWh)(3)	222.0	231.7	231.9	453.7	443.7
Average energy sales realizations ($/MWh)(3)	85	95	93	90	94

Wood Products Segment
Lumber production (MMfbm)	113.5	116.4	100.8	229.8	211.5
Lumber sales (MMfbm)	109.0	117.7	101.5	226.7	210.7
Average lumber sales realizations ($/Mfbm)	345	348	348	347	354
Energy production and sales ('000 MWh)	22.7	22.8	24.1	45.4	46.4
Average energy sales realizations ($/MWh)	116	116	116	116	118

Average Spot Currency Exchange Rates
$ / €(4)	1.1016	1.1022	1.1237	1.1019	1.1293
$ / C$(4)	0.7221	0.7438	0.7475	0.7328	0.7497

______________

(1)

Source: RISI pricing report. Europe and North America are list prices. China are net prices which include discounts, allowances and rebates. Effective January 2020, the RISI pricing report does not provide list prices for China.

(2)	Sales realizations after customer discounts, rebates and other selling concessions. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(3)	Does not include our 50% joint venture interest in the Cariboo mill, which is accounted for using the equity method.
(4)	Average Federal Reserve Bank of New York Noon Buying Rates over the reporting period.

(2)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2020	2019	2020	2019
Revenues	$341,195	$425,753	$691,794	$909,703
Costs and expenses
Cost of sales, excluding depreciation and amortization	284,333	336,433	560,389	679,466
Cost of sales depreciation and amortization	30,179	32,038	63,090	62,174
Selling, general and administrative expenses	16,368	19,472	33,938	36,701
Operating income	10,315	37,810	34,377	131,362
Other income (expenses)
Interest expense	(20,108)	(18,369)	(40,192)	(36,920)
Other income	2,264	1,251	238	2,290
Total other expenses, net	(17,844)	(17,118)	(39,954)	(34,630)
Income (loss) before provision for income taxes	(7,529)	20,692	(5,577)	96,732
Provision for income taxes	(882)	(10,433)	(6,226)	(34,857)
Net income (loss)	$(8,411)	$10,259	$(11,803)	$61,875
Net income (loss) per common share
Basic and diluted	$(0.13)	$0.16	$(0.18)	$0.94
Dividends declared per common share	$0.0650	$0.1375	$0.2025	$0.2625

(3)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	June 30,	December 31,
	2020	2019
ASSETS
Current assets
Cash and cash equivalents	$303,334	$351,085
Accounts receivable, net	209,184	208,740
Inventories	261,453	272,599
Prepaid expenses and other	9,665	12,273
Total current assets	783,636	844,697
Property, plant and equipment, net	1,040,171	1,074,242
Investment in joint ventures	48,413	53,122
Amortizable intangible assets, net	49,893	53,371
Operating lease right-of-use assets	12,866	13,004
Other long-term assets	37,414	26,038
Deferred income tax	1,216	1,246
Total assets	$1,973,609	$2,065,720
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$196,238	$255,544
Pension and other post-retirement benefit obligations	716	768
Total current liabilities	196,954	256,312
Debt	1,114,069	1,087,932
Pension and other post-retirement benefit obligations	24,044	25,489
Finance lease liabilities	38,628	31,103
Operating lease liabilities	10,052	10,520
Other long-term liabilities	13,733	14,114
Deferred income tax	81,869	89,847
Total liabilities	1,479,349	1,515,317
Shareholders’ equity
Common shares $1 par value; 200,000,000 authorized; 65,868,000 issued and outstanding (2019 – 65,629,000)	65,800	65,598
Additional paid-in capital	344,688	344,994
Retained earnings	231,101	256,371
Accumulated other comprehensive loss	(147,329)	(116,560)
Total shareholders’ equity	494,260	550,403
Total liabilities and shareholders’ equity	$1,973,609	$2,065,720

(4)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended June 30		Six Months Ended June 30
	2020	2019	2020	2019
Cash flows from (used in) operating activities
Net income (loss)	$(8,411)	$10,259	$(11,803)	$61,875
Adjustments to reconcile net income (loss) to cash flows from operating activities
Depreciation and amortization	30,201	32,148	63,147	62,395
Deferred income tax provision (benefit)	(4,744)	426	(6,075)	4,065
Inventory impairment	6,530	6,900	12,264	6,900
Defined benefit pension plans and other post-retirement benefit plan expense	739	860	1,501	1,716
Stock compensation expense (recovery)	(34)	1,202	(80)	857
Foreign exchange transaction losses	6,880	9,505	736	9,242
Other	(695)	740	(1,192)	1,444
Defined benefit pension plans and other post-retirement benefit plan contributions	(797)	(270)	(1,712)	(1,428)
Changes in working capital
Accounts receivable	14,938	32,204	(5,988)	(24,149)
Inventories	11,442	(7,769)	(6,678)	13,372
Accounts payable and accrued expenses	7,879	4,197	(49,781)	4,024
Other	177	(1,681)	(76)	(9,406)
Net cash from (used in) operating activities	64,105	88,721	(5,737)	130,907
Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(21,544)	(24,979)	(44,562)	(44,368)
Purchase of amortizable intangible assets	(89)	(179)	(527)	(495)
Other	796	(82)	847	(343)
Net cash from (used in) investing activities	(20,837)	(25,240)	(44,242)	(45,206)
Cash flows from (used in) financing activities
Proceeds from (repayment of) revolving credit facilities, net	(25,651)	(24,732)	25,609	(58,404)
Dividend payments	—	(8,206)	(9,047)	(8,206)
Repurchase of common shares	—	(754)	(162)	(754)
Payment of debt issuance costs	—	(248)	—	(757)
Proceeds from government grants	299	—	299	6,320
Other	(1,996)	(6,067)	(11,797)	(6,929)
Net cash from (used in) financing activities	(27,348)	(40,007)	4,902	(68,730)
Effect of exchange rate changes on cash and cash equivalents	888	614	(2,674)	(140)
Net increase (decrease) in cash and cash equivalents	16,808	24,088	(47,751)	16,831
Cash and cash equivalents, beginning of period	286,526	233,234	351,085	240,491
Cash and cash equivalents, end of period	$303,334	$257,322	$303,334	$257,322

(5)

MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating income plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of our operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or operating income as a measure of performance, nor as an alternative to net cash from (used in) operating activities as a measure of liquidity. The following tables set forth the net income (loss) to Operating EBITDA:

	Q2	Q1	Q2	YTD	YTD
	2020	2020	2019	2020	2019
Net income (loss)	$(8,411)	$(3,392)	$10,259	$(11,803)	$61,875
Provision for income taxes	882	5,344	10,433	6,226	34,857
Interest expense	20,108	20,084	18,369	40,192	36,920
Other (income) expenses	(2,264)	2,026	(1,251)	(238)	(2,290)
Operating income	10,315	24,062	37,810	34,377	131,362
Add: Depreciation and amortization	30,201	32,946	32,148	63,147	62,395
Operating EBITDA	$40,516	$57,008	$69,958	$97,524	$193,757

(6)